SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

VISTA GOLD CORP.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada (State or other jurisdiction of Incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
7961 Shaffer Parkway, Suite 5 Littleton, Colorado 80127 (Address of Principal Executive Offices)

VISTA GOLD CORP. Deferred share unit plan (Full title of the plans)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

INTRODUCTORY STATEMENT

This Registration Statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 by Vista Gold Corp. (the “Registrant”), in order to register 1,000,000 additional common shares (“Common Shares”) which have been reserved for issuance pursuant to deferred share units (collectively, “Awards”) under the Vista Gold Corp. Deferred Share Unit Plan (the “Plan”).  Under the terms of the Plan, the Registrant is authorized to grant Awards for a number of Common Shares which, in combination with the Common Shares subject to outstanding grants pursuant to the Registrant’s stock option plan and long term equity incentive plan, may be up to, but may not exceed that number of Common Shares which represents 10% of the Registrant’s issued and outstanding Common Shares on a non-diluted basis from time to time.  An aggregate of 1,500,000 Common Shares reserved for issuance under the Plan were previously registered with the United States Securities and Exchange Commission (the “Commission”).  The 1,500,000 Common Shares  reserved for issuance under the Plan were registered on Registration Statements on Form S-8 filed with the Commission on June 15, 2020 (File No. 333-239184) (the “Prior Registration Statement”).  The Registrant incorporates by reference herein the contents of the Prior Registration Statement.

PART I.INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

* The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II.INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed or furnished by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this registration statement:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on February 24, 2022;
(b)	the Registrant’s Proxy Statement on Schedule 14A, dated March 18, 2022, in connection with the Company’s April 28, 2022 annual general meeting of shareholders, to the extent such information is specifically incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the Commission on March 17, 2022;
(c)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Commission on May 2, 2022;
(d)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the Commission on July 27, 2022;
(e)	all other reports of the Registrant filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report incorporated by reference herein pursuant to (a) above; and
(f)	the description of the Registrant’s common stock contained in its registration statement on Form 8-A filed on January 4, 1988, including any amendment or report filed for purposes of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicate that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 19.2 of our Articles provides that, to the extent not prohibited by the Business Corporations Act (British Columbia) (the “Act”), we will indemnify each person (each, an “eligible party”) who:

(a) is or was a director or officer of Vista,

(b) is or was a director or officer of another corporation,

(i) at a time when the corporation is or was an affiliate of ours, or

(ii) at our request, or

(c) at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

against all judgments, penalties or fine awarded or imposed in, or amounts paid in settlement of, any proceeding in which any such person (or any of their heirs and legal representatives) is or may be joined as a party or is or may be liable in respect of a judgment, penalty or fine in, or expenses related to such proceeding, by reason of holding or having held such position with us, our affiliates or at our request.  In addition, we must, after the final disposition of any such proceeding, pay the costs, charges and expenses actually and reasonably incurred by such eligible parties in respect of such proceedings.

Section 19.4 of our Articles provides that unless prohibited by applicable law or court order, we must pay, as they are incurred, in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the eligible proceeding, provided that we shall not make such payments unless we first receive from the person being indemnified a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by applicable law, that person must repay us the amounts advanced.

Section 19.5 of our Articles provides that despite any other provision of Part 19, we are not obligated to make any payment that is prohibited by the Act or by court order in force at the date the payment was made.  Subsection 163(1) of the Act provides that a company must not indemnify or pay the expenses of an eligible party if any of the following circumstances apply:

(a) if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(b) if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(c) if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be;

(d) in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.

Subsection 163(2) of the Act further provides that if a proceeding is brought against an eligible party by or on our behalf or by or on behalf of a corporation associated to us, we must not indemnify or pay the expenses of such eligible party in respect of that proceeding.

Section 164 of the Act provides that despite the indemnity provisions of the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined, on our application or the application of an eligible party, the British Columbia Supreme Court may do one or more of the following:

(a) order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(b) order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c) order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

(d) order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section;

(e) make any other order the court considers appropriate.

Section 19.6 of our Articles provides that we may purchase and maintain insurance for the eligible parties or their heirs and personal or other legal representatives against any liability that may be incurred by reason of their acting as eligible parties.  We maintain such insurance.

We indemnify our directors and executive officers, as well as their heirs and representatives, pursuant to indemnification agreements we have entered into with each such director and executive officer, against all liabilities and obligations, including legal fees and costs of investigation and defense of claims, as well as amounts paid to settle claims or satisfy judgments, that these directors and officers may incur in such capacities. While these agreements provide that we will indemnify such director or officer regardless of conduct or fault of that person, the agreements also provide that we may only make such indemnification payments as permitted by applicable law. The agreements provide that our obligations under the agreements are not diminished or otherwise affected by, among other things, any officers’ liability insurance placed by or for the benefit of the indemnitee, us or any entity related to either.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1*	Form of Warrant previously filed as Exhibit 4.1 to the Company’s Form 8-K dated July 9, 2021 and incorporated herein by reference (File No. 1-9025)
4.2*	Form of Underwriters Warrant filed as Exhibit 4.2 to the Company’s Form 8-K dated July 9, 2021 and incorporated herein by reference (File No. 1-9025)
5.1	Opinion of Borden Ladner Gervais LLP
10.1*	Deferred Share Unit Plan of Vista Gold filed as Appendix E to the Company’s Proxy Statement on March 31, 2019 and incorporated herein by reference (File No. 1-9025)
23.1	Consent of Plante & Moran, PLLC, Denver, Independent Registered Public Accounting Firm
23.2	Consent of Tetra Tech, Inc.
23.3	Consent of Sabry Abdel Hafez
23.4	Consent of Rex Clair Bryan
23.5	Consent of Thomas L. Dyer
23.6	Consent of Amy L. Hudson
23.7	Consent of April Hussey
23.8	Consent of Chris Johns
23.9	Consent of Max Johnson
23.10	Consent of Deepak Malhotra
23.11	Consent of Zvonimir Ponos
23.12	Consent of Vicki Scharnhorst
23.13	Consent of Keith Thompson
23.14	Consent of John Rozelle
23.15	Consent of Borden Ladner Gervais LLP (incorporated in Exhibit 5.1 hereto)
24.1	Powers of Attorney filed with the signature pages hereto
107	Filing Fees Table

 * Incorporated by reference herein

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities  Exchange Act of 1934, as amended (the “Exchange Act”)  that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Littleton, State of Colorado, on this 2nd day of September, 2022.

VISTA GOLD CORP.

 /s/ Frederick H. Earnest

Name:   Frederick H. Earnest

Title:     Chief Executive Officer

(Principal Executive Officer)

 /s/ Douglas L. Tobler

Name:  Douglas Tobler

Title:    Chief Financial Officer

(Principal Financial and Accounting Officer)

Power of Attorney

Each person whose signature appears below constitutes and appoints Frederick H. Earnest and Douglas L. Tobler his/her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Frederick H. Earnest Frederick H. Earnest	Chief Executive Officer and Director (Principal Executive Officer), Authorized Representative in the United States	September 2, 2022

/s/ Douglas L. Tobler Douglas L. Tobler	Chief Financial Officer (Principal Financial and Accounting Officer)	September 2, 2022

/s/ Michael B. Richings Michael B. Richings	Director	September 2, 2022

/s/ John M. Clark John M. Clark	Director	September 2, 2022

/s/ Deborah J. Friedman Deborah J. Friedman	Director	September 2, 2022

/s/ C. Thomas Ogryzlo C. Thomas Ogryzlo	Director	September 2, 2022

/s/ W. Durand Eppler W. Durand Eppler	Director	September 2, 2022

/s/ Tracy A. Stevenson Tracy A. Stevenson	Director	September 2, 2022

EXHIBIT INDEX

Exhibit Number	Description

4.1*	Form of Warrant previously filed as Exhibit 4.1 to the Company’s Form 8-K dated July 9, 2021 and incorporated herein by reference (File No. 1-9025)
4.2*	Form of Underwriters Warrant filed as Exhibit 4.2 to the Company’s Form 8-K dated July 9, 2021 and incorporated herein by reference (File No. 1-9025)
5.1	Opinion of Borden Ladner Gervais LLP
10.1*	Deferred Share Unit Plan of Vista Gold filed as Appendix E to the Company’s Proxy Statement on March 31, 2019 and incorporated herein by reference (File No. 1-9025)
23.1	Consent of Plante & Moran, PLLC, Denver, Independent Registered Public Accounting Firm
23.2	Consent of Tetra Tech, Inc.
23.3	Consent of Sabry Abdel Hafez
23.4	Consent of Rex Clair Bryan
23.5	Consent of Thomas L. Dyer
23.6	Consent of Amy L. Hudson
23.7	Consent of April Hussey
23.8	Consent of Chris Johns
23.9	Consent of Max Johnson
23.10	Consent of Deepak Malhotra
23.11	Consent of Zvonimir Ponos
23.12	Consent of Vicki Scharnhorst
23.13	Consent of Keith Thompson
23.14	Consent of John Rozelle
23.15	Consent of Borden Ladner Gervais LLP (incorporated in Exhibit 5.1 hereto)
24.1	Powers of Attorney filed with the signature pages hereto
107	Filing Fees Table

 * Incorporated by reference herein